Exhibit 99.2
Q4 2021 NORDSTROM EARNINGS CALL — PREPARED REMARKS

ERIK NORDSTROM | CHIEF EXECUTIVE OFFICER
Good afternoon and thank you for joining us today.
Our fourth quarter results were marked by sequential sales improvement, strong digital growth, improved profitability, and continued progress in executing on our long-term strategy. Looking back on the fiscal year, revenue increased 38 percent versus 2020 and we delivered an EBIT margin of 3.4 percent, in line with our guidance.
Importantly, we’ve made progress on our strategic initiatives, and have line of sight to achieving, in the coming year, the financial targets we presented at our 2021 Investor Event.
Our team continues to work with urgency to build additional capabilities to better serve customers, expand market share, and deliver greater profitability. We are laser focused on the three key areas we outlined in the third quarter: improving Nordstrom Rack performance, increasing profitability, and optimizing our supply chain and inventory flow.
Starting with Nordstrom Rack, last quarter we undertook a thorough analysis of the business and developed prescriptive plans to optimize the customer experience and improve our performance. As we raised inventory levels and improved average price points in our stores, we posted a sequential sales improvement of 320 basis points in the fourth quarter. Though we are in the early stages of implementation, the Rack results and improving store customer satisfaction scores reaffirm our confidence in the plans we’ve outlined.
Nordstrom Rack has a unique mix of brands with limited distribution in the off-price sector. Customers are drawn to the Rack to purchase sought after brands at a terrific price. Rack faces a unique challenge as off-price procurement of the same top brands we carry at Nordstrom is particularly difficult in the current environment with production constraints and lower levels of clearance product.

As a result, we are executing a multi-layered plan to both expand our offerings of the most coveted brands we carry, as well as source from new vendors, to ensure we have the selection our customers want. In Q4, we improved our in-stock position at the Rack by increasing the flow of inventory, making more frequent deliveries to our stores, partnering with brands to prioritize Rack deliveries, and focusing our sourcing efforts on core categories that matter most to customers, such as Shoes and Apparel.
We are also increasing our opportunistic use of Pack and Hold inventory, allowing us to buy larger quantities of select relevant items when available, then hold a portion of it to deploy in periods with high demand, tight supply, or system constraints.
As we improve our supply of premium brands and fine tune our assortment to better align with customer needs, we expect to achieve a better balance of price points at the Rack.
Finally, we are taking action to strengthen Rack’s brand awareness and drive traffic. We are pleased with the results of our “More Reasons to Rack” marketing campaign which showed a meaningful increase in future purchase intent.
Through this comprehensive set of actions, we anticipate continued improvement in Rack performance throughout fiscal 2022. To be clear, we are confident in our ability to profitably grow our Rack business and won’t be satisfied until we do so.
Turning to profitability, we delivered significant improvement in merchandise margin this quarter. Pete will take you through our progress to date and our plans to deliver incremental improvement in 2022 through strategic pricing and category management.
Within SG&A, we rationalized our overhead cost structure in 2020 and remain committed to sustaining our expense discipline. Given the significant macro-related pressure in fulfillment and labor costs that we’re facing currently, the team is taking action to mitigate the overall impact from those pressures, including optimizing our supply chain to drive efficiencies.
We expect that the supply chain optimization workstreams we began implementing this quarter will enhance the customer experience and drive topline growth while also driving efficiencies in labor and fulfillment in 2022. Pete will provide more detail on our plans for supply chain improvement in a moment.

Turning to fourth quarter performance, in addition to sequential improvement in our Rack banner, we saw strong enterprise digital growth of 23 percent versus 2019, and increased utilization of the interconnected capabilities delivered by our Market Strategy.
Nordstrom banner sales were flat, while Gross Merchandise Value, or GMV, increased 2 percent in the fourth quarter versus 2019. We continued to see significant disparity in geographic performance. The Southern U.S., where 44 percent of our stores are located, was a source of strength for the Nordstrom banner, outperforming the Northern U.S. by approximately 7 percentage points. Notably, suburban locations outperformed our urban locations by 10 percentage points in the fourth quarter as city centers have been disproportionately impacted by the effects of the pandemic.
In addition to the three focus areas that I’ve discussed, the team continues to make progress in the key strategic growth priorities we laid out at our Investor Event last year - winning in our most important markets and increasing our digital velocity.
Starting with our priority to win in our most important markets ... we are leveraging a strong store fleet that positions us physically closer to the customer. Our strategy links our omnichannel capabilities at the local market level, allowing us to drive customer engagement through better service and greater access to product no matter how customers choose to shop. This platform is a unique differentiator, delivering unmatched convenience and providing customers with four times more product available for next day pickup, a one day reduction in average shipping time, and the ability to pick up orders at the Nordstrom, Nordstrom Local, or Nordstrom Rack location of their choice.

We continue to scale the enhanced options we launched in 2020 like the expansion of order pickup and ship to store to all Nordstrom Rack locations, with order pickup reaching a record high 11 percent of Nordstrom.com sales this quarter. And one-third of next day Nordstrom.com demand was picked up at Rack stores, demonstrating the power of integrating capabilities across our two banners and across our digital and physical platforms. We are encouraged by increases in order pickup demand, a leading indicator of future growth as customers utilizing in-store pickup have higher engagement and spend 3.5 times more than customers who don’t utilize the service. Increasing Buy Online Pick Up In Store utilization is advantageous as it is both our highest satisfaction customer experience and most profitable customer journey.
Customers clearly value the strength of our omni-channel model as evidenced by a dramatic increase in spend when they engage across our multiple channels, banners, and services. For example, the average customer that shops across both banners, in store and online, spends over 12 times more than a customer utilizing a single channel and banner.
We also continue to evolve our approach to get closer to our customers than ever before, building deeper connections through our loyalty program and differentiated service model. Our Nordy Club loyalty program is a powerful engagement driver, with 67 percent sales penetration in 2021. Our core customers remain highly engaged, with loyalty customer counts exceeding 2019 levels. We are also pleased to see customers responding well to our assortment and services, with new customer acquisition activity returning to 2019 levels.
We continue to advance our digital tools, including virtual styleboards and style links, to allow our salespeople to offer our customers highly relevant recommendations, both in-store and digitally. This year, remote selling sales volume increased 63 percent versus last year. We are encouraged by the results of this program with very high customer satisfaction scores and average customer spend over six times that of an average Nordstrom customer.

With regard to increasing our digital velocity, we maintained strong growth at Nordstrom.com and NordstromRack.com this quarter, with digital sales increasing 23 percent over the fourth quarter of 2019. With continued growth in digital, our total penetration has increased by 9 percentage points over the past 2 years to 44 percent. In the fourth quarter, we also saw record high mobile app usage, with mobile users representing approximately 70 percent of total digital traffic.
Though we still have much work to do on our transformation, the progress we’ve made gives us confidence in our strategic plans and business outlook for 2022. We believe there is a meaningful opportunity ahead for us to better serve customers by improving Rack performance and transforming our supply chain, leading to increased profitability and shareholder value creation. We have line of sight to achieving the financial targets outlined at our 2021 Investor Event while building the capabilities to profitably grow market share beyond that. We look forward to sharing our continued progress in the quarters ahead.
As we look back on the year, and look forward to 2022, we’d like to thank our outstanding team for their tireless dedication to serving customers, building new capabilities, and evolving our company. Our people are truly our greatest asset.
With that, I'll turn it over to Pete.

PETE NORDSTROM | PRESIDENT AND CHIEF BRAND OFFICER
Thanks, Erik, and good afternoon everyone.
I’d like to talk about our category performance during the fourth quarter, then follow with an update on our initiatives to increase gross margin, improve supply chain and inventory flow, and transform our merchandising model.
Starting with the category performance …
•We were pleased to see continued strength in our Luxury categories in the fourth quarter, with Designer and Fine Jewelry posting strong double-digit growth over 2019.

•Beauty also had a double-digit increase, driven by strong growth in our Nordstrom banner and the launch of an expanded offering in the Rack.
•And pandemic-related categories continued to outperform, particularly Home and Active, with sales up 52 and 22 percent, respectively, compared to 2019 levels.
Our core categories in Apparel and Shoes, which collectively make up more than 70 percent of our business, are not quite back to 2019 levels, but they are recovering. We saw signs of renewing customer interest in post-pandemic occasion-based categories, with improving trends in Dresses, Men’s Sportswear, Outerwear, and Women’s Shoes.
Now on to our initiatives.
We believe we have a meaningful opportunity to improve both the customer experience and our financial outcomes through our efforts around merchandising and inventory flow.
This quarter, we made significant progress improving our merchandise margins versus 2019. As we entered the holiday season, our team focused on driving sales and engaging customers through our compelling holiday offering, while also increasing profitability. Leveraging advanced analytical tools, we identified opportunities to expand holiday gifting and increase our promotional effectiveness by optimizing the pace and depth of markdowns. We’re very encouraged by the results, with merchandise margins up 235 basis points over 2019, and we see more opportunity to drive additional margin improvements in ’22.
To provide the best possible assortment for our customers, we are also using a data-driven, customer-centric approach to optimize our category management. Through this work, we are defining the role of each category at Nordstrom and Nordstrom Rack and then optimizing our assortment for the role each category plays. Our goal is to attract new customers, increase share of wallet with existing customers, and improve merchandise margins by focusing on the most highly sought after items.
Women’s Denim is a great example of the potential in our category management work. Denim has always been an important category for our customers and a strong performer for us too, but our analysis highlighted an opportunity to lean into it as more of a destination category.

In response to our analysis, we:
•Increased inventory depth for the most highly sought after jeans to ensure that we are in-stock for our customers,
•Piloted a dedicated in-store Women’s Denim shop to better highlight our extensive selection and make it easier to shop,
•And planned a campaign aligned with April’s Earth Month to showcase a curated group of denim brands with a focus on sustainability.
We are very pleased with the initial results we’ve seen with our category management initiative and plan to build on this momentum in 2022.
While we continue to develop these merchandising capabilities, we’re simultaneously focused on improving our supply chain and inventory flow. We’ve all been dealing with global supply chain disruptions for a while now, with product scarcity, order cancellations, and shipment delays. Entering the fourth quarter, we took an aggressive approach to securing product for the holiday season and early Spring. This helped to ensure that we were in-stock for our customers. However, these supply chain challenges have recently begun to improve a bit, and order cancellations weren’t as significant as we anticipated. As a result, our ending inventory was higher than planned, but we expect to cut our sales-to-inventory spread in half by the end of the first quarter.
We’ve learned a lot from our experience navigating pandemic-related supply chain disruptions, and we’re evolving our network, processes, and capabilities across several fronts:
•First, improving the consistency and predictability of unit flow through our network,
•Second, improving velocity and throughput in our distribution and fulfillment centers,
•Third, increasing delivery speed,
•And finally, expanding the selection for in-store shopping as well as same day and next day pickup.

These actions will improve the customer experience, increase sell-through and reduce markdowns by allowing us to place the right assortment with the right depth closer to the customer. They’ll also help us improve our expense efficiency. We expect to see benefits from these actions beginning in the first half of fiscal 2022, with more to follow in the second half.
As we look ahead, we are excited about the ongoing transformation of our business and our plans to deliver enhanced experiences to our customers and value to our shareholders.
•We continue to scale our Nordstrom Media Network, which allows our brand partners to directly connect with Nordstrom customers through on and off-site media campaigns to increase traffic, sales, and engagement. We grew the concept in 2021 with some of our best brands and were pleased with the value it brought to our customers and partners. We look forward to expanding this program over the next 2-3 years.
•We are also delivering newness, selection, and inspiration to our customers by partnering with brands in new ways. Our alternative partnership models have gained approximately 300 basis points as a percent of Nordstrom banner GMV since 2019, reaching 10 percent today.
•We launched over 300 new brands and partnerships this year including Open Edit, Farm Rio, Fanatics, and ASOS DESIGN.
•We also grew and scaled top brands through 2021, including Nike, Ugg, Tory Burch, Adidas, Free People, and Luxottica.
•We’ve also scaled brands that started out as Direct To Consumer partners, such as SKIMS, ON Running, LL Bean, Good American, and Vuori.
•And we continue to grow our business in Designer & Luxury brands, including Chanel, Gucci, Saint Laurent, Dior, and Burberry.
•After growing choice count by 50% this year, we enter 2022 with record high selection. We’ll continue to significantly expand our choice count, leveraging our category management process and enhanced analytics to deliver a curated, relevant assortment that attracts new customers while expanding wallet share with our existing customers.

In closing, as we enhance our capabilities, the customer remains at the center of our work. We are transforming our approach and leveraging deeper insights to give the customer more choices while increasing relevance and profitability. As we improve our supply chain and merchandising ecosystems, we’ll deliver a better experience through faster and more flexible fulfillment, providing newness at the right price with the right quantities, where and when our customers want it … all while improving our agility and productivity.
With that, I’ll turn it over to Anne to discuss our financial results.

ANNE BRAMMAN | CHIEF FINANCIAL OFFICER
Thanks, Pete.
I’d like to begin with a review of our results, then take you through our outlook for fiscal 2022.
Overall, net sales increased 23 percent in the fourth quarter compared to the same period in fiscal 2020, and decreased 1 percent compared to the same period in fiscal 2019. Total revenue finished the year up 38 percent, in line with our guidance.
From this point forward, I’ll speak to comparisons versus 2019, unless otherwise noted.
In the fourth quarter, Nordstrom banner sales were flat, while GMV increased 2 percent. As alternative vendor partnership models have become a more significant portion of the business, GMV provides an additional measure of our top-line performance.
Nordstrom Rack sales declined 5 percent in the fourth quarter, a sequential improvement of 320 basis points over the third quarter, as we raised inventory levels and improved average price points in our stores. And as Erik mentioned, we are executing a multi-layered plan to improve Rack’s performance and capture market share in the off-price sector.
Our digital business continues to grow, with fourth quarter sales increasing 23 percent.
Gross profit, as a percentage of net sales, increased 340 basis points, primarily due to increased promotional effectiveness, fewer markdowns, and leverage in buying and occupancy costs.

Ending inventory increased 19 percent, with approximately half of the inventory increase due to planned investments to ensure in-stock merchandise availability. As Pete indicated, we plan to reduce our sales-to-inventory spread by half by the end of the first quarter.
Total SG&A as a percentage of net sales increased 340 basis points in the fourth quarter as a result of continued macro-related fulfillment and labor cost pressures. We made purposeful investments in both store and fulfillment center staffing as we prioritized serving our customers and navigating the continuing COVID-related disruptions. These increased expenses were partially offset by continued benefits from resetting the cost structure in 2020 and a $32 million non-cash asset impairment charge in 2019.
EBIT margin was 6.8 percent of sales for the fourth quarter, an improvement of 10 basis points. For the year, EBIT margin was 3.4 percent, toward the high end of our guidance.
We continue to strengthen our financial position, ending the year with $1.1 billion in liquidity, including $800 million fully available on our revolver, and a leverage ratio of 3.2 times.
Now turning to our outlook for fiscal 2022.
I’ll begin by outlining the macroeconomic assumptions underlying our projections. We expect that wage growth and higher employment levels will support consumer spending in 2022. Potential headwinds include the impact of inflation, which could reduce overall discretionary income, and geopolitical risks to the economy and financial markets.
We are seeing encouraging early signs of a resumption of activities such as travel, in-person social events, and return to office after being delayed by the Omicron variant. At the same time, we continue to be prepared for the potential of further pandemic-related disruptions in consumer behavior and global supply chains.
Taking all these factors into consideration, we are assuming a roughly even balance of upside and downside macroeconomic risk relative to current conditions, and are planning accordingly.

Our 2022 outlook reflects our plans to drive topline growth through our interconnected digital and physical assets and deliver continued improvement in Nordstrom Rack performance. As we derive more benefits from our pricing and category management improvements, as well as planned mid-single digit average retail price increases, we expect continued merchandise margin improvements. Finally, we plan to partially offset inflationary freight and labor costs with greater productivity from the actions we are taking to optimize our supply chain.
Today, we are providing our fiscal 2022 business outlook with comparisons to 2021.
For fiscal year 2022, we expect revenue growth of 5 to 7 percent. We anticipate that seasonality between the first and second halves of the year will be consistent with pre-COVID levels, resulting in higher year over year growth rates in the first half, as we lap softer comparisons from early 2021. We also expect that year over year sales growth will be roughly consistent between Q1 and Q2, with the Anniversary Sale shifting back to the second quarter.
We expect EBIT margin of approximately 5.6 to 6.0 percent for the full year. We anticipate that EBIT margin improvements will also be consistent between the first and second halves of 2022, as a result of increased operating leverage, improvements in gross profit margins, and greater expense efficiencies. Our plan assumes that first quarter EBIT will be slightly better than breakeven.
Our effective tax rate is expected to be approximately 27 percent for the fiscal year.
Given solid topline growth, coupled with progress on our productivity initiatives, we expect diluted earnings per share of $3.15 to $3.50 for the year, which excludes the impact of share repurchases, if any.
Turning now to capital allocation, our first priority is investment in the business to serve our customers and deliver the highest quality experience. We’re planning capital expenditures at normalized levels of 3 to 4 percent primarily to support supply chain and technology capabilities.
Our second priority is reducing our leverage. We are committed to an investment grade credit rating and remain on track to decrease our leverage ratio to approximately 2.5 times by the end of 2022.

Our third priority is returning cash to shareholders. Subject to completion of our year-end audit and the related certification process with our bank group, we expect to be in position to resume returning cash to shareholders in the first quarter. We anticipate completing that process by mid-March, and discussing with our Board shortly thereafter the resumption of a quarterly dividend at an appropriate rate.
As you’ve heard today, we delivered results in line with our guidance and demonstrated progress against our strategic initiatives. We now have a clear line of sight to achieving our Investor Event targets in the coming year. Though there is more work ahead, the early indicators we’re seeing with improving Rack performance and increased merchandise margin give us confidence in our plans. We also made significant progress on our merchandising strategies throughout 2021. Choice count is now at an all-time high, with more than 300 new brands launched last year, and growth in alternative partnership models … all of which position us to grow sales by delivering newness, selection, and inspiration to our customers. Our stores and fulfillment centers are fully staffed and ready to serve customers no matter how they want to shop. We continue to act with a sense of urgency to achieve greater profitability and cash flow as we optimize across platforms and drive scale. In closing, we remain excited about the future of our business, the work ahead, and our ability to deliver significant shareholder value over the long term.